Exhibit 99.2

For more information, contact: Ann Marie Mayuga (314) 469-4798 or (314) 477-4090 Kevin Eichner (314) 725 5500 Frank Sanfilippo (314) 725 5500

ENTERPRISE FINANCIAL ACQUIRES CLAYCO BANC CORPORATION, PARENT OF GREAT AMERICAN BANK

St. Louis, March 1, 2007. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that it completed the acquisition of Clayco Banc Corporation (Clayco).  Clayco is the parent company of Great American Bank, a $200 million commercial bank with two locations in the greater Kansas City area.

“We are very pleased to welcome Great American’s clients, associates and shareholders to Enterprise,” said Kevin Eichner, president and CEO of Enterprise Financial.  “Great American adds significant talent to our organization and recognized expertise in an attractive market niche.  Their team brings additional strength to the impressive group of bankers and advisors already in place in Kansas City.  The combination of our two organizations creates an even stronger platform for our rapidly growing banking and wealth management businesses.”

Great American Bank will continue to operate separately under the Great American name as an Enterprise subsidiary until its operations are consolidated into Enterprise Bank & Trust, which is anticipated to occur early in 2008.  At that time the Great American locations will become Enterprise Bank & Trust branches.

Michael Balsbaugh remains chairman of Great American and Jeffrey Kieffer continues as president and CEO of Enterprise’s new subsidiary.

Peter Benoist, Enterprise Financial’s chairman, noted, “Mike, Jeff and their team have built a very successful bank franchise, which they will continue to grow through 2007 in preparation for a consolidation into our Enterprise Bank & Trust unit in 2008.”  Benoist continued, “Expanding our Kansas City presence is a major strategic priority for Enterprise. With Great American, we have almost tripled our size in Kansas City in less than a year.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.  The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2005 Annual Report on Form 10-K.